Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                              AMENDED AND RESTATED
                       TERM SHEET FOR PROPOSED FUNDING FOR
                    THE SPORTS CLUB COMPANY, INC. TRANSACTION
                            DATED AS OF APRIL 9, 2003
  (AMENDING AND RESTATING THAT CERTAIN TERM SHEET DATED AS OF MARCH 31, 2003)

THE COMPANY                   The Sports Club Company, Inc. (the "Company").

THE INSIDER STOCKHOLDERS      Rex Licklider and Millennium Partners (as defined
                              on Schedule B attached hereto)(and certain
                              affiliated persons and entities) (the "Insider
                              Stockholders").

THE SIGNING STOCKHOLDERS      The Insider Stockholders, David Michael Talla, and
                              Kayne Anderson Capital Advisors, LP (and certain
                              affiliated persons and entities) (the "Signing
                              Stockholders").

THE SURVIVING STOCKHOLDERS    The Signing Stockholders and the other
                              stockholders set forth on SCHEDULE A attached
                              hereto (collectively, the "Surviving
                              Stockholders") who elect to convert their shares
                              of Company Common (as defined below) into shares
                              of Surviving Common (as defined below). The
                              Surviving Stockholders shall be certain management
                              stockholders and certain key investors holding
                              shares of the Company's common stock, $0.01 par
                              value ("Company Common") and the Company's Series
                              B and Series C Convertible Preferred Stock (the
                              "Series B Preferred" and "Series C Preferred",
                              respectively).

THE INVESTORS                 Palisade Concentrated Equity Partnership, L.P.
                              ("Palisade") or such other investors selected by
                              Palisade and acceptable to the Company (the
                              "Investors").

AGGREGATE FUNDING             (a) Approximately $18.50 million by the Investors,
                              plus (b) up to an additional $4.1 million by the
                              Insider Stockholders to the extent necessary to
                              purchase up to 1,380,688 shares of Company Common
                              included in, or constituting, the Public Stock (as
                              defined below). The Insider Stockholders shall
                              provide funds sufficient to purchase at $3.00 per
                              share an amount equal to the difference between
                              1,380,688 shares and the number of shares not
                              cashed out in the Merger (as defined below) by
                              Baron Capital, Townsend Group, Mark Spino, Phil
                              Swain, and Nanette Pattee Francini (the "Inside
                              Amount").

                       SECTION I - NON-BINDING PROVISIONS

DEAL STRUCTURE                Palisade will invest on the terms set forth below
                              in a newly formed entity which will initially be a
                              partially-owned subsidiary of Palisade
                              ("MergerCo").  The Company, Palisade and
                              MergerCo shall enter into an agreement and plan
                              of merger under which MergerCo shall merge (the


Confidential                           1

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                              "Merger") with and into the Company, with the Company surviving following the Merger (the
                              "Surviving Corporation"). The certificate of incorporation and bylaws of MergerCo shall become the certificate of incorporation (the "Charter") and bylaws of the Surviving Corporation.

                              Except as set forth below, upon consummation of the Merger, each share of outstanding Company
                              Common, other than the shares of Company Common owned by MergerCo, would be converted into the right to receive $3.00 per share in cash.
                              Simultaneous with the closing of the Merger, (A) each share of Series B Preferred and Series C
                              Preferred of the Company will be converted, on a [1] for [1] basis, into shares of Series 1
                              Preferred Stock and Series 2 Preferred Stock of the Surviving Corporation (the "Series 1
                              Preferred" and "Series 2 Preferred",
                              respectively), and (B) each share of Series 3
                              Convertible Preferred Stock of MergerCo shall be converted into one share of Series 3 Preferred (as defined below). The Series 1 Preferred and the Series 2 Preferred will have substantially similar rights (subject to the priority of the Series 3
                              Preferred as defined below) to the Series B
                              Preferred and the Series C Preferred,
                              respectively.

SECURITIES PURCHASED          Simultaneous with the closing of the Merger, (a)
                              the Surviving Stockholders and, to the extent not
                              included therein, the Insider Stockholders, will
                              contribute to MergerCo all shares of Company
                              Common owned by them, in exchange for the same
                              number and type of shares of common stock of
                              MergerCo (the "MergerCo Common"), and (b) the
                              Insider Stockholders shall purchase up to $2
                              million worth of Series 2 Preferred at the
                              original issue price and conversion rate of the
                              Series B Preferred and up to an additional $2.1
                              million of MergerCo Common at $3.00 per share. In
                              no event shall the aggregate amount of securities
                              purchased pursuant to the immediately preceding
                              sentence be less than the Inside Amount, which
                              shares will be converted into the same number of
                              shares of the common stock of Surviving
                              Corporation following the Merger (the "Surviving
                              Common").

                              Simultaneous with the closing of the Merger, the Investors will purchase from MergerCo 1.25 million shares of Series 3 Convertible Preferred Stock of
                              MergerCo for $5,000,000, which will convert on a one share for one share basis into Series 3
                              Convertible Preferred Stock of the Surviving
                              Corporation ("Series 3 Preferred"), having the rights and terms set forth below. In addition, simultaneous with the closing of the Merger, the Investors shall purchase 4,408,221 shares of MergerCo Common, at $3.00 per share, which shares shall be converted into the same number of shares of Surviving Common.

PURCHASE PRICE FOR PUBLIC     The price per share to be paid to the public
                              holders of the Company Common, other than the
                              Surviving Stockholders (the "Public Stock"), will
                              be $3.00 per share.


Confidential                           2

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


USE OF PROCEEDS               To provide financing for the purchase of all of
                              the outstanding shares of Public Stock and to
                              provide the Surviving Corporation with general
                              working capital following the consummation of the
                              Merger.

CASH ON HAND CONDITION        Immediately following the consummation of the
                              Merger and upon payment of the Transaction Fees
                              (as defined below), the Surviving Corporation
                              shall have at least $8.5 million dollars in cash
                              and cash equivalents on hand, including sums
                              borrowed from the Company's lines of credit in the
                              amount of $15,000,000 which were in existence on
                              February 28, 2003 (which shall become lines of
                              credit of the Surviving Corporation); if this
                              condition is neither satisfied nor waived by
                              Investors holding a majority of the Series 3
                              Preferred, the Investors, at their option, may
                              decline to provide the funding for the Merger.

DIVIDENDS                     The Series 3 Preferred shall entitle the holder(s)
                              to accumulated dividends at a rate of 12.0% per
                              annum (based on the original issue price rather
                              than on the liquidation preference amount thereof)
                              from and after the date of issue, which shall be
                              paid prior and in preference to any dividends
                              (including accrued dividends) on the Series 1
                              Preferred, Series 2 Preferred, Surviving Common
                              and any other class of equity security that is
                              junior to the Series 3 Preferred with respect to
                              the payment of dividends. Credit for dividends
                              will be accumulated on a quarterly basis and, will
                              be paid (A) in cash (when permitted by (i)
                              applicable law, (ii) the Indenture (as defined
                              below), and (iii) the Company's current credit
                              facility with Comerica or any replacement thereof
                              which is equal to or greater than the aggregate
                              credit line under the current Comerica facility,
                              or, (B) in any event, at the option of the
                              Investors, in shares of Series 4 Preferred (as
                              defined below). Additionally, holders of the
                              Series 3 Preferred will be entitled to participate
                              on an as-converted basis in any dividends paid on
                              the Surviving Common.

                              "Series 4 Preferred" means a series of preferred stock of the Surviving Corporation which is identical in all respects to the Series 3
                              Preferred except that for the issue price ($3.00), conversion price ($3.00), antidilution trigger
                              ($3.00) and liquidation preference amount (as set forth below) shall be as set forth herein. Except as otherwise expressly set forth herein, all references to Series 3 Preferred in this term sheet shall be deemed to be a reference to both the Series 3 Preferred and the Series 4 Preferred except for the designation of the Series 3
                              Preferred's liquidation preference, antidilution trigger, conversion rate and issue price. In addition, except as otherwise expressly stated in this term sheet, the Series 4 Preferred and Series
                              3 Preferred shall vote as a single class on all matters and have all of the same features, rights and privileges.

RANKING The Series 3 Preferred will, with respect to dividends and rights on liquidation, rank senior to the Surviving Common and all other classes of Surviving Corporation's other equity securities.


Confidential                           3

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


LIQUIDATION PREFERENCE        In the event of a Liquidation Event (as defined
                              below), the holders of the Series 3 Preferred will
                              be entitled to receive, prior and in preference to
                              any distribution of any of the assets of the
                              Surviving Corporation to holders of any Series 1
                              Preferred, Series 2 Preferred, Surviving Common
                              and any other class of equity security that is
                              junior to the Series 3 Preferred, the Liquidation
                              Preference (as defined below)

                              "Liquidation Preference" means (i) approximately
                              $14.58 per share of Series 3 Preferred (the $14.58 liquidation preference assumes that the Investors invest $18,224,663 in the Series 3 Preferred and MergerCo Common; accordingly, that $14.58 amount shall be adjusted up or down to reflect the entire aggregate initial investment in the Series 3
                              Preferred and MergerCo Common by the Investors as contemplated in this term sheet), (ii) $3.00 per share of Series 4 Preferred, and (iii) any accrued but unpaid dividends on such preferred.

                              "Liquidation Event" means (i) any liquidation, dissolution, or winding up of the surviving corporation, whether voluntary or involuntary,
                              (ii) the insolvency of the surviving corporation,
                              (iii) a consolidation or merger of the surviving corporation with or into any other corporation or corporations which results in the stockholders of the surviving corporation owning less than 50% of the outstanding capital stock of the surviving entity, (iv) a sale of all or substantially all of the assets of the surviving corporation, (v) the issuance and/or sale by the surviving corporation and/or its stockholders in a single or integrated transaction of shares of surviving common (or securities convertible into, or exercisable or exchangeable for, shares of surviving common) constituting a majority of the shares of surviving common outstanding immediately following such issuance and/or sale (treating all securities convertible into shares of surviving common as having been fully converted and all options and other rights to acquire shares of surviving common or securities convertible into shares of surviving common as having been fully exercised), and (vi) any other form of acquisition or business transaction, in a single or integrated transaction, pursuant to which a change of control occurs such that the person, entity or "group" (as defined under section 13(d)(3)of the `34 act) seeking to acquire the surviving corporation and/or its capital stock has the power to elect a majority of the board of directors as a result of the transaction or integrated transaction.

CONVERSION                    The Series 3 Preferred will initially be
                              convertible into Surviving Common at $4.00 per
                              share and, together with the MergerCo Common
                              (converted into Surviving Common) being purchased
                              by the Investors in this transaction, will
                              represent approximately twenty one and two thirds
                              percent (21.66%) of the Surviving Corporation
                              (assuming the conversion of the Series B Preferred
                              and the Series C Preferred) following the Merger.
                              The parties hereto acknowledge that the Company
                              does not currently have any warrants outstanding.
                              The parties further acknowledge that setting the
                              conversion rate of the Series 3 Preferred at the
                              $4 per share


Confidential                           4

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                              rate confirms the agreement among the parties to base the conversion rate on the amount paid in respect of the shares of Series 3 Preferred rather than on the liquidation preference amount for those shares of Series 3 Preferred.

                              Each share of the Surviving Corporation's preferred stock held by the Investors will be convertible into the number of shares of Surviving
                              Common determined by dividing (i) the Applicable
                              Issue Price (as defined below), by (ii) the Applicable Conversion Price (as hereinafter defined) in effect at the date any such shares are surrendered for conversion. The "Applicable
                              Conversion Price" shall, initially, be $4.00 for the Series 3 Preferred and $3.00 for Series 4
                              Preferred, each as adjusted in accordance with the adjustments and anti-dilution provisions described below. The "Applicable Issue Price" shall be $4.00 for the Series 3 Preferred and $3.00 for the Series 4 Preferred. Each share of Series 3
                              Preferred and each share of Series 4 Preferred will automatically convert into Surviving Common on the basis described in this section upon the earlier of (i) the consent of the holders of at least a majority in interest of the outstanding shares of Series 3 Preferred and Series 4
                              Preferred, or (ii) a Qualified IPO (as defined below).

                              "Qualified IPO" means a firm commitment
                              underwritten public offering, led by a nationally recognized investment banking firm, of shares of Surviving Common in which the gross cash proceeds to the Surviving Corporation exceed $50 million
                              (before deduction of underwriters commissions, filing fees and other offering expenses), and the price per share is at least equal to $16.00 per share (which price shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, reclassification, recapitalization or other similar event involving Surviving
                              Corporation's securities).

ADJUSTMENTS TO THE
CONVERSION PRICE AND
ANTI-DILUTION PROVISIONS      The Applicable Conversion Price shall be subject
                              to (i) equitable adjustment as the result of any
                              subdivision, combination of shares or
                              recapitalization, stock dividends, stock splits
                              and similar transactions affecting the Surviving
                              Common, and (ii) weighted average anti-dilution
                              protection providing for adjustment of the
                              Applicable Conversion Price in the event of
                              issuance of Surviving Common (or any security or
                              instrument which is convertible into, or
                              exercisable for, Surviving Common), other than
                              Excluded Securities (as defined below) of the
                              Surviving Corporation at a price per share less
                              than the Applicable Conversion Price then in
                              effect immediately prior to such issue or sale.

                              "Excluded Securities" means securities issued (i) upon conversion of any Series 1 or Series 2
                              Preferred Stock (or any other Preferred Stock issued after the consummation of the Merger in accordance with the terms hereof); (ii) of shares or grant of options or other rights to purchase shares


Confidential                           5

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                              of Surviving Common under the Surviving
                              Corporation's written equity incentive programs for employees and directors in effect as of February 28, 2003, or as approved by the Board
                              (including the Palisade Director (as defined below) ); (iii) to licensors, banks or other sources of debt financing or to lessors of real or personal property pursuant to bank financing, license or lease transactions approved by the Board of Directors (including the Palisade
                              Director); (iv) pursuant to a stock split of the Surviving Common or declared dividend or distribution on the Surviving Common; (v) for consideration other than cash in any merger, consolidation, acquisition or other business combination or any strategic alliance, joint venture or business partnership approved by a majority of the disinterested members of the Board of Directors; (vi) pursuant to any options, warrants and other convertible securities outstanding as of the date of issuance of the Series 3 Preferred; (vii) pursuant to a Qualified
                              IPO; (viii) securities issued to Rex Licklider,
                              Michael Talla and Millennium as guarantors of Surviving Corporation's indebtedness owing to any lending institution pursuant to the terms of the Indemnification and Contribution Agreement, dated as of July 3, 2001 by and between such guarantors and the Company, as in effect on the date hereof, whether such indebtedness is existing as of the consummation of the Merger or thereafter; and (ix) securities issued as "PIK" dividends under the Series 1 or Series 2 Preferred, or under any other securities which by their terms shall not be subject to the pre-emptive rights of the Series 3
                              Preferred.

REDEMPTION                    Subject to applicable provisions of the Delaware
                              General Corporation Law, the Series 3 Preferred
                              and Series 4 Preferred then outstanding, in
                              addition to the Survivor Common issued to the
                              Investors in connection with the Merger
                              (collectively, the "Investor Holdings") shall be
                              redeemable, at the option of the Investors, if,
                              after five (5) years from the date of issuance,
                              the Surviving Corporation has not consummated a
                              Qualified IPO. The Investor Holdings shall be
                              redeemable, at the option of the Surviving
                              Corporation, commencing six (6) years from the
                              date of issuance. In each case the redemption
                              price paid for the Investor Holdings shall be the
                              greater of (i) the aggregate Liquidation
                              Preference of the Investor Holdings as of the
                              redemption date, or (ii) fair market value per
                              share (as determined by a third-party appraiser
                              selected by the Surviving Corporation and a
                              majority in interest of the holders of the Series
                              3 Preferred and Series 4 Preferred) of the
                              Investor Holdings as of the redemption date;
                              provided that in making such determination of fair
                              market value, the appraiser shall determine
                              separately and in writing the discount for
                              minority interest and the discount for illiquidity
                              of the securities and shall apply whichever amount
                              yields a smaller discount; provided further that,
                              if at the time of such determination, the Investor
                              Holdings is not deemed by the appraiser to be a
                              minority interest, then neither discount shall
                              apply.


Confidential                           6

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


PROTECTIVE PROVISIONS                   The following protective provisions shall also each be granted in favor of  each of Rex
                                        Licklider and David Michael Talla, acting independently, provided that such rights shall automatically be extinguished on the first to occur of (a) a Qualified IPO or (b) for each, the date on which the aggregate number of shares of Surviving Common and preferred stock of the Surviving Corporation held by him falls below the Protective Provision Ownership
                                        Threshold (as defined below); and provided further that these rights are personal to Rex
                                        Licklider and David Michael Talla and cannot be transferred to any subsequent holder of the securities now held by either or both of them. The following protective provisions shall also each be granted in favor of Millenium Partners but shall attach and be transferable with the Series 2 Preferred held by Millennium Partners at the closing of the Merger (the
                                        "Series 2 Protected Shares"), provided that such rights shall automatically be extinguished on the first to occur of (a) a Qualified IPO or (b) the date on which the holder of the
                                        Series 2 Protected Shares falls below the Protective Provision Ownership Threshold (as defined below). In addition, the following protective provisions shall also each be granted in favor of the holders of the Series 1 Preferred Stock, the Series 3 Preferred Stock and
                                        the Series 4 Preferred Stock, (each such Series, a "Protected Series"), provided that such rights shall automatically be extinguished on the first to occur of (a) a Qualified IPO or
                                        (b) the date on which the then-current holder(s) of any such Protected Series hold, in aggregate, a number of shares that is less than the applicable Protective Provision
                                        Ownership Threshold (as defined below) for that Protected Series. Such rights shall attach to and be transferable with the shares of such Protected Series.

                                        Each of the foregoing shall also have the preemptive rights and tag-along rights set forth herein under the headings "Preemptive Rights" and "Tag-Along Rights" with respect to Subject
                                        Securities on the same conditions set forth above, provided that the term "Protective
                                        Provision Ownership Threshold" shall be changed to Preemptive Rights Ownership Threshold (as defined below) in order to determine whether such rights continue to apply.

                                        "Protective Provision Ownership Threshold" for a given holder or a given Protected Series, means 50.1% of the aggregate number of shares of Surviving Common and preferred stock of the
                                        Surviving Corporation held by that holder or, for Protected Series, held by the holders of that Protected Series, at the time of the closing of the Merger; provided that for purposes of this definition, such securities shall only include shares of Surviving Common and preferred stock of the Surviving Corporation, as the case may be, on an as converted to
                                        Surviving Common basis (excluding therefrom stock options and other grants made under any
                                        Surviving Corporation equity incentive program).


Confidential                            7

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                                        "Preemptive Rights Ownership Threshold" means the same thing as a Protective Provision
                                        Ownership Threshold, provided that for purposes of this definition, the applicable percentage shall be 25% rather than 50.1%.

                                        For so long as the Protective Provisions apply to the Series 3 Preferred and Series 4
                                        Preferred issued hereunder, consent of holders of a majority of such securities then outstanding, voting as a single class, will be required to:

                                        a)   alter or change the rights, preferences or privileges of the Series 3 Preferred, whether by merger, consolidation or otherwise,

                                        b)   increase or decrease (other than by redemption or conversion) the authorized number of shares of Series 3 Preferred,

                                        c)   create any new class or series of equity security having rights or preferences on a parity with or senior or superior to the Series 3 Preferred with respect to voting, dividends, liquidation preference or redemption features (or reclassify any then currently outstanding equity security in a similar manner), whether by merger, consolidation or otherwise,

                                        d)   amend the Charter or the Surviving Corporation's bylaws in a way that adversely affects the rights of the Series 3 Preferred, whether by merger, consolidation or otherwise,

                                        e)   permit any subsidiary to issue stock (other than to its parent),

                                        f)   effect any voluntary Liquidation Event unless in connection with such Liquidation Event
                                             (i) the holders of the Investor Holdings receive cash equal to or greater than 2x (if such transaction is consummated on or prior to the second anniversary of the closing of the Merger) and, at any time thereafter, equal to or greater than 3x, the original amount invested in respect of such Investor Holdings and (ii) the transaction giving rise to such Liquidation Event was approved by a majority of the disinterested members of the Board of Directors,

                                        g)   repurchase or redeem any securities, other than (i) a redemption of the Series 3
                                             Preferred as described herein, (ii) mandatory redemption of the Series 1 Preferred or the Series 2 Preferred initiated by the holders thereof in accordance with the terms of the Charter (as in effect from time to time), (iii) repurchases of stock issued to employees, directors or consultants as approved by the Board of Directors upon termination of employment, directorship or consultancy, and any other shares of common stock presently subject to repurchase rights approved by the Board of Directors, or
                                             (iv) other repurchases or redemptions of stock issued to employees of less than aggregate of $2,000,000 of securities in any 12 month rolling period,

                                        h)   unless approved by the disinterested members of the Board of Directors, effect any material transaction with any member of senior management or other affiliates, except for transactions pursuant to


Confidential                            8

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                                             written agreements with such senior manager or other affiliate which were, on or prior to February 28, 2003, in effect,

                                        i)   enter into a new line of business or change the primary line of business from the current line of business,

                                        j)   (A) make any single acquisition of or investment in any other person or entity that involves the payment of cash or property in excess of $1,000,000, or (B) make acquisitions of or investments in other persons or entities that involve the payment of cash or property in excess of $3,000,000, in the aggregate, in any calendar year, in either case other than (i) an acquisition or investment authorized in the Surviving
                                             Corporation's approved annual budget or business plan, (ii) an acquisition pursuant to the terms of that certain management agreement currently being negotiated by the
                                             Company and Millennium Partners or one of its affiliates (provided that Millennium
                                             Partners and the Company shall provide a copy thereof to the Investors as soon as possible after that agreement has been signed), or (iii) any transaction involving the creation of a partnership, limited liability company or other venture involving the
                                             Company and one or more third parties relating predominantly to the financing, development or operation of The Sports Club/LA Beverly Hills or any other "step-out"
                                             club facility ("Step Out Financings"),

                                        k)   incur indebtedness for borrowed money in the aggregate amount of more than $20,000,000, unless authorized in the Surviving Corporation's approved annual budget or business plan; provided that, any sale, lease, exchange, mortgage, pledge or other disposition of less than 35% of the assets of the Company in a single transaction or series of transactions, solely relating to the real property and improvements of either (or both)
                                             of The Sports Club/LA--Los Angeles and The Sports Club/Irvine (the "Sports Club
                                             Financings") shall not be subject to the consents or approvals contemplated by this paragraph,

                                        l)   enter into an operating or capital lease for an amount of more than $10,000,000, unless authorized in the Surviving Corporation's approved annual budget or business plan

                                        m)   increase the amount of stock options available to be issued under the Surviving
                                             Corporation's employee option plans above the amount reserved for issuance under that plan as of February 28, 2003,

                                        n)   unless approved by the Board of Directors or the Compensation Committee (including, in either case, all of the Series 3 Directors thereon), issue more than 100,000 new options, in the aggregate, to any one employee,

                                        o)   hire or fire the chief executive officer of the Surviving Corporation,

                                        p)   permit any subsidiary to do any of the foregoing, or

                                        q)   enter into an agreement or understanding (orally or in writing) to do any of the foregoing.


Confidential                            9

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


BOARD COMPOSITION                       Following the consummation of the Merger, and so long as more than twenty five percent
                                        (25%) of the Series 3 Preferred is outstanding, the Surviving Corporation's board of directors (the "Board") shall consist of seven (7) directors, at least two (2) of whom shall be independent directors. Palisade shall be entitled to designate two directors (each a
                                        "Series 3 Director"), one of whom may be an affiliate of Palisade (the "Palisade Director")
                                        and one of whom shall be an independent director. The Surviving Stockholders shall be entitled to designate four directors and to nominate the other independent director. Each of the Series 3 Directors, including the independent director designated by Palisade, shall have the right (but not the obligation) to be a member of the audit and compensation committees of the Board, and any other committees which the Board establishes. At such time, if ever, that the number of shares of Series 3 Preferred outstanding at any time shall fall below the 25% threshold specified above, then the two directors appointed by Palisade will resign upon request by the other members of the Surviving Corporation's Board.

INFORMATION RIGHTS                      The Surviving Corporation shall provide to an Investor who holds shares of Series 3
                                        Preferred:

                                        a)   Monthly, year-to-date consolidated financial statements in accordance with generally accepted accounting principles consistently applied (including profit and loss statement and balance sheet), as soon as reasonably practicable after such financial statements become available in final form to the Surviving Corporation's management, and in any event within 20 days of the end of a month;

                                        b)   Quarterly management report summarizing operations and business outlook, as soon as reasonably practicable after such reports become available in final form to the
                                             Surviving Corporation's management, and in any event within 30 days of the end of a quarter;

                                        c)   Annual independent certified audit within 90 days after the year's end from Surviving
                                             Corporation's independent accounting firm;

                                        d)   Before each year end, any projections for the next year which are provided to the
                                             Board;

                                        e)   Within 20 days after filing or receipt thereof, as applicable, provide (i) pleadings of any material lawsuits filed by or against the Surviving Corporation or any subsidiary;
                                             and (ii) written notice of all commenced legal or arbitration proceedings, and all proceedings by or before any governmental or regulatory authority or agency, in which the Surviving Corporation or any subsidiary is a party, provided that, in both cases,
                                             (x) the Surviving Corporation will not be required to provide information or documents that would cause the Surviving Corporation or any subsidiary to lose the benefit of attorney/client privilege or violate a confidentiality obligation and (y) the Surviving
                                             Corporation will not be required to provide information or documents


Confidential                            10

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                                             with respect to any lawsuit or other proceeding in which the Surviving Corporation or any subsidiary is adverse to the holders of Series 3 Preferred or the Investors;

                                        f)   As soon as reasonably practicable, provide notice of (i) material lawsuits threatened against the Surviving Corporation or any subsidiary and (ii) material developments in any commenced legal proceeding to which the Surviving Corporation or any subsidiary is a party, provided that, in both cases, (x) the Surviving Corporation will not be required to provide information or documents that would cause the Surviving Corporation or any subsidiary to lose the benefit of attorney/client privilege or violate a confidentiality obligation, and (y) the Surviving Corporation will not be required to provide information or documents with respect to any lawsuit or other proceeding in which the Surviving Corporation or any subsidiary is adverse to the holders of Series 3
                                             Preferred or the Investors;

                                        g)   Within 20 days after filings, copies of all material documents filed with government agencies outside of the ordinary course of business;

                                        h)   Within 10 days after receipt, provide copies of any notifications received by the
                                             Surviving Corporation or any subsidiary regarding material defaults on any loans, leases or material contracts to which the Surviving Corporation or any subsidiary is a party or pursuant to which any of its properties or assets are bound;

                                        i)   As soon as is made available to the Board of Directors in final form, but in any event within 30 days before the commencement of each new fiscal year, a budget consisting of a business plan and projected financial statements for such fiscal year;

                                        j)   With reasonable promptness, such other notices, information and data with respect to the Surviving Corporation or any subsidiary as the Surviving Corporation delivers generally to the holders of Surviving Common in respect of their holdings; and

                                        k)   Such other information concerning the business, financial condition or corporate affairs of the Surviving Corporation or any subsidiary as may be reasonably requested
                                             (and which shall not substantially interfere with the management of the Surviving
                                             Corporation or any subsidiary by the Surviving Corporation's or any subsidiary's senior management).

                                        In addition, the Surviving Corporation shall permit any Investor holding at least 5% of the
                                        Series 3 Preferred then issued and outstanding (or its authorized representative) to visit and inspect the properties of the Surviving Corporation and its subsidiaries, including their respective corporate and financial records, and to discuss its business and finances with officers of the Surviving Corporation and its subsidiaries, as applicable, during normal business hours, following reasonable notice and as often as may be reasonably requested, so long as any such visit or


Confidential                            11

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                                        inspection does not interrupt the business of the Surviving Corporation or any such subsidiary. Notwithstanding the foregoing, (x) the Surviving Corporation will not be required to provide, or provide access to, information or documents that would cause the
                                        Surviving Corporation to lose the benefit of attorney/client privilege or violate a confidentiality obligation and (y) the Surviving Corporation will not be required to provide, or provide access to, information or documents with respect to any lawsuit or other proceeding in which the Surviving Corporation is adverse to the holders of Series 3
                                        Preferred or the Investors.

REGISTRATION RIGHTS

                                        a)   If, at any time subsequent to six(6) months after the closing of an initial public offering of the Surviving Corporation's securities ("IPO"), including a Qualified IPO, the holders of a majority of the Registrable Shares (as defined below) then outstanding
                                             (calculated on an as-converted to common stock basis) request that the Surviving
                                             Corporation file a registration statement with the Securities and Exchange Commission
                                             (the "SEC"), the Surviving Corporation will use its best efforts to cause such
                                             Registrable Shares to be registered under the Securities Act of 1933, as amended, and under applicable state "Blue Sky" laws, as soon as reasonably practicable (and in any event within 90 days of request), subject to customary underwriters' cutbacks and blackouts; provided that, the Surviving Corporation shall not be obligated to effect more than three (3) registrations pursuant to this subsection (a). Demand rights under this subsection (a) will be triggered if requested by holders of at least 25% of the
                                             Registrable Shares having a minimum aggregate value at the time of such request of
                                             $2,000,000. In no event, however, shall the Company be required to file and cause to become effective more than two (2) registration statements during any year, and holders of Registrable Shares will not exercise any such demand registration rights if
                                             Surviving Corporation would be required to incur the expense of an audit of its financial statements at any time other than in connection with its annual year-end audit.

                                        b)   The holders of the Registrable Shares shall have the right to request that the
                                             Surviving Corporation file a registration statement on Form S-3 (or any successor form)
                                             covering the Registrable Shares at any time after the Surviving Corporation is eligible to use such form, provided that the minimum aggregate value of the shares so registered shall be at least $1,000,000, and, in such case, the Surviving Corporation will use its best efforts to cause such shares to be registered, subject to customary underwriters'
                                             cutbacks and blackouts, as soon as practicable (and in any event within 90 days of request). Any demand registration made pursuant to this subsection (b) and declared effective by the Securities and Exchange Commission shall count toward the three (3)
                                             demand rights afforded holders of Registrable Securities pursuant to subsection (a).


Confidential                            12

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                                        c)   The holders of the Registrable Shares shall also have unlimited "piggy-back" rights, subject to underwriters' cutbacks, with respect to registrations by the Surviving
                                             Corporation or other shareholders of the Surviving Corporation (other than registrations on Form S-8 (or any successor form), and registrations on Form S-4 (or any successor form) made in connection with an acquisition).

                                        d)   All registration rights are transferable by an Investor to any transferee of
                                             Registrable Shares issued to that Investor hereunder.

                                        e)   The Surviving Corporation shall bear all registration expenses (exclusive of underwriting discounts and commissions), subject to customary exceptions for withdrawn registrations and the like, in a demand or piggyback registration, including reasonable and customary fees and expenses of counsel to the Investors. All underwriting discounts and commissions in respect of Registrable Shares shall be paid by the Investors pro rata on the basis of the number of shares so registered.

                                        f)   The registration rights will be subject to additional terms and conditions as are reasonable and customary, including indemnification, the period of time in which the registration statement will be kept effective, reporting obligations under the
                                             Securities Exchange Act of 1934, as amended (the "'34 Act"), and underwriting arrangements.

                                        g)   If requested by the underwriters and the Surviving Corporation, the holders of
                                             Registrable Shares shall not sell or otherwise transfer any securities of the Surviving
                                             Corporation for a period of up to 180 days following the effective date of the registration statement for the Surviving Corporation's Qualified IPO and up to 90 days following the effective date of any follow-on offering, provided that, and so long as, the Surviving Corporation's officers, directors and all holders of more than 2% of the
                                             Surviving Corporation's outstanding capital stock are locked up for the same period and on the same terms.

                                        h)   Registration rights terminate upon the earlier of (i) five years following the
                                             Qualified IPO, if any and (ii) with respect to a particular holder, whenever, and for so long as, such holder is, and remains, eligible to sell all its Registrable Shares under Rule 144(k).

                                        i)   For so long as (i) the registration rights described above have not terminated or expired and (ii) the Investors hold, in the aggregate, at least 25% of the Series 3
                                             Preferred issued to them hereunder, no future registration rights may be granted without consent of the holders of a majority of the Registrable Shares, unless such rights are subordinated to the Investors' registration rights.

                                        j)   In the event of an IPO, if the underwriter exercises an overallotment provision, holders of the Registrable Shares will be entitled to sell up to 10% of the overallotment prior to the Surviving Corporation selling any additional stock, subject to underwriter's customary cutback. If such overallotment is insufficient to permit each of the holders of


Confidential                            13

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                                             Registrable Shares to exercise their right to sell such portion of their respective
                                             Registrable Shares as each such holder elects, then the number of Registrable Shares sold in the overallotment by holders of Registrable Shares shall be determined on a pro rata basis. Any shares not sold in the overallotment by the holders of the Registrable
                                             Shares may be sold by the Surviving Corporation or such stockholder(s) as the Surviving
                                             Corporation may permit.

                                        "Registrable Shares" means (1) shares of Surviving Common which were issued to the Investors hereunder, (2) shares of Surviving Common which are issued or issuable upon conversion of the Series 3 Preferred, and (3) any shares of Surviving Common issued to or issuable to
                                        (whether upon conversion or exercise of or in exchange for any other security) any holder of the securities described in subsections (1) or (2) of this definition.

PREEMPTIVE RIGHTS                       For so long as an Investor holds at least 25% of the Series 3 Preferred issued to it hereunder, prior to a Qualified IPO, a merger, or an acquisition of all or substantially all of the equity securities or assets of the Surviving Corporation approved by the Board of
                                        Directors (including both Series 3 Directors) (an "Approved Acquisition"), such Investor shall have the right to purchase its pro rata share, based on such Investor's holdings of
                                        Surviving Common and Surviving Common issuable upon conversion of Series 3 Preferred as compared with the total outstanding Surviving Common (on an as-converted to common basis), of all new issuances of Surviving Common or Preferred Stock except issuances of Excluded
                                        Securities.

TAG-ALONG RIGHTS                        For so long as at least 25% of the Series 3 Preferred issued hereunder remains outstanding, if, at any time prior to a Qualified IPO or an Approved Acquisition, a holder of any Subject
                                        Security (as defined below) seeks to sell, transfer or convey ("Transfer") any such Subject
                                        Security, such Transfer shall be subject to customary Tag-Along Rights in favor of the holders of the Series 3 Preferred, provided that, such holders comply with the requirements of the purchaser of such securities in accordance with the terms and conditions of the operative purchase agreement. In such event, the holder of Series 3 Preferred will have the right to participate in the Transfer on the same terms as the selling shareholder on a pro-rata basis, subject to certain customary limitations.

                                        "Subject Securities" means the Series 1 Preferred, the Series 2 Preferred and the Surviving
                                        Common (other than that which are Registrable Shares) or any security which is exercisable or exchangeable for or convertible into any of the foregoing (other than the Series 3
                                        Preferred).

RIGHT OF FIRST OFFER                    Prior to a Qualified IPO or Approved Acquisition, if Palisade or any Investor, on the one
                                        hand, or any Surviving Stockholder, on the other (in each such case, a "Selling
                                        Stockholder"), wishes to sell, transfer or convey any securities of Surviving Corporation owned by such person or entity,


Confidential                            14

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                                        including shares of Surviving Common and shares of the Series 1, 2 and 3 Preferred (the
                                        "Offered Shares"), then the Selling Stockholder must offer to sell the Offered Shares first to Surviving Corporation, and, secondly, to the other non-Selling Stockholders (if Surviving
                                        Corporation elects not to, or cannot legally, purchase all Offered Shares) at the price, and on the terms proposed by the Selling Stockholder (the "Proposed Terms"). Surviving
                                        Corporation shall have the right (the "Surviving Corporation Right") to purchase all, but not less than all, of the Offered Shares in accordance with the Proposed Terms. If the
                                        Surviving Corporation does not exercise the Surviving Corporation Right to purchase all
                                        Offered Shares, then the non-Selling Stockholders will be permitted to purchase all (but not less than all) of the Offered Shares, in accordance with the Proposed Terms, in the ratio that the number of securities of Surviving Corporation owned by non-Selling Shareholders wishing to exercise their rights hereunder (assuming conversion of all convertible securities, options and warrants owned by such person(s), including the Series 1, 2 and 3
                                        Preferred) bears to the total number of shares of Surviving Common outstanding as of such date (again, assuming conversion of all such convertible securities, options and warrants).
                                        If the non-Selling Stockholders do not exercise their right to purchase all of the Offered
                                        Shares in accordance with the Proposed Terms, the Selling Stockholder may sell the Offered
                                        Shares to a third-party upon terms and conditions no more favorable than the Proposed Terms.
                                        The Definitive Documents (as hereinafter defined) shall provide customary notice, exercise requirements, payment terms and other terms and conditions as are typically included in such provisions. Notwithstanding the foregoing, any holder of less than 5% of the Surviving
                                        Common (on a fully-diluted as converted basis), shall be subject to the obligations of this
                                        Right of First Offer but shall not be entitled to the benefits thereof.

VOTING AGREEMENT                        In connection with the execution of a definitive merger agreement, the Investors identified by Palisade shall enter into a voting agreement with the Surviving Stockholders and Palisade pursuant to which such Investors shall give the Surviving Stockholders or their nominee an irrevocable proxy to vote their shares in favor of the Merger and the transactions contemplated hereby and such Insider Stockholders agree to vote their shares in favor thereof.

ROLLOVER AGREEMENT                      In connection with the execution of a definitive merger agreement, certain Investors identified by Palisade shall enter into a Rollover Agreement with MergerCo, pursuant to which such Investors shall agree to convert the securities of MergerCo owned by them into shares of capital stock of the Surviving Corporation containing similar terms following the
                                        Merger.

INDEMNITY AGREEMENT:                    In connection with the closing of the Merger, the Surviving Corporation shall enter into an
                                        Indemnity Agreement with Palisade agreeing to indemnify Palisade in connection with any breach of any representation or


Confidential                            15

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                                        warranty contained in the definitive merger agreement (other than a representation or warranty made by Palisade).

EMPLOYMENT AGREEMENTS                   The executive officers of the Company identified by Palisade following its due diligence review of the Company shall enter into employment agreements with the Surviving Corporation in form and substance reasonably satisfactory to Palisade and such executive officers.

KEY MAN INSURANCE                       The Surviving Corporation will obtain a key man insurance policy in the amount of $1 million to cover Rex Licklider.

CONDITIONS PRECEDENT                    The conditions precedent to the completion of the Merger will include, among others: (i) the concurrence of the special committee of the Company's board of directors ("Special
                                        Committee") that the price of $3.00 to be paid for the Public Stock is fair from a financial point of view, (ii) the absence of any objection by the Special Committee to any other aspect of the terms and conditions of the proposed agreement of merger, (iii) the approval of the terms and conditions of the Merger and all Definitive Documents by (A) the Company's
                                        board of directors and (B) the Surviving Stockholders and (C) the Investors, (iv) the
                                        negotiation and execution of Definitive Documents (as hereinafter defined), (v) the satisfactory completion of due diligence by the Investors and their representatives, (vi)
                                        the absence of any material adverse change in the business of the Company, (vii) the receipt by the Investors of an opinion of counsel to the Company as to certain matters, in form and substance acceptable to the Investors, (viii) the receipt of the Noteholders' Consent (as defined below), together with an opinion of special counsel to the Company, addressed to the
                                        Trustee under the Indenture, to the effect that the "Change of Control" provisions set forth in the Indenture may be amended by the approval or consent of holders of a majority in principal amount of the Senior Notes then outstanding provided that such opinion is either addressed to Palisade or such special counsel delivers a letter to Palisade allowing
                                        Palisade to rely on such opinion; (ix) the Special Committee's (and the Company's Board's)
                                        having taken such action as is necessary to render the Company Rights Agreement (as defined below) inapplicable to the Merger and the other transactions contemplated hereby, and (x)
                                        the solicitation of proxies in accordance with Regulation 14D of the '34 Act, and the approval by the Company's shareholders of the Merger and the Definitive Documents.

                                        "Noteholders' Consent" means the consent of the holders of Senior Notes necessary to amend the terms of the Indenture dated April 1, 1999 between the Company and U.S. Bank Trust
                                        National Association, as trustee (the "Indenture"), to eliminate the change of control repurchase obligation as set forth in the Indenture resulting from the Merger or the other transactions contemplated hereby.


Confidential                            16

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                                        "Company Rights Agreement" means the Rights Agreement dated as of October 6, 1998 by and between the Company and American Stock Transfer & Trust Company, as amended.

CLOSING                                 The closing is anticipated to occur once the Company has received all necessary approvals for the Transaction.

                                        SECTION II - BINDING PROVISIONS

EXCLUSIVITY                             In exchange for the Investors committing time and incurring expense to close the transactions contemplated hereby, the Signing Stockholders each agree that until June 8,
                                        2003, they shall not, directly or indirectly, make any solicitations, enter into any negotiations or discuss a possible financing, merger, sale, recapitalization or any possible disposition of all or substantially all of the assets of the Company or the capital stock of the Company, including the shares of capital stock of the Company owned by them (a
                                        "Transaction"), with any party other than Palisade and the Investors; provided, however, that nothing in this Section II shall prevent or preclude any one or more of the Signing
                                        Stockholders from entering into any such negotiations or discussions with regard to, or from otherwise investigating, considering, approving or entering into, any Transaction or potential Transaction that is being investigated, considered, negotiated or discussed, or that is proposed to be entered into, by the Special Committee or its advisors, or from discussing Transactions or potential Transactions with the Special Committee and its advisors. Notwithstanding the foregoing, in the event that the transaction contemplated by this Term Sheet has not been abandoned by the parties hereto and any one or more of the
                                        Signing Stockholders enter or enters into any such negotiations or discussions and as a result of such negotiations or discussions the Signing Stockholders intend to enter, prior to June 8, 2003, into an agreement relating to such Transaction, the Signing Stockholders shall give Palisade notice of such intent at least three (3) days prior to entering into such other transaction, and during such three day period shall negotiate in good faith with
                                        Palisade in order that Palisade shall have the opportunity to propose revised terms and conditions to the terms and and conditions set forth in this Term Sheet. Nothing in this
                                        Section II shall be construed to prevent or preclude any Signing Stockholder, or any designee of a Signing Stockholder on the Board of Directors of the Company from fulfilling his or her fiduciary duty in his or her capacity as a director or officer of the Company.

EXPENSES                                If the Company, MergerCo and Palisade do not enter into the definitive agreement for any reason (including if the Company enters into an alternative transaction), other than as a result of a breach of the terms of this Term Sheet by Palisade, then Rex Licklider, David
                                        Michael Talla and Millennium Partners, on a joint and several basis, shall pay all reasonable expenses incurred by the Investors in connection with their due diligence, legal review and documentation of the investment, including without


Confidential                            17

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


                                        limitation reasonable fees and expenses of legal counsel (the "Palisade Fees"). Such
                                        Palisade Fees shall be payable within thirty (30) days of receipt of invoices therefor. For purposes of this provision, failure to enter into a definitive agreement resulting from an inability of the parties to agree on the terms of the exclusivity, termination fee and expense provisions of a definitive agreement shall not be deemed a breach of the terms of this Term Sheet by Palisade and Rex Licklider, David Michael Talla and Millennium Partners
                                        shall, on a joint and several basis, pay the Palisade Fees to Palisade pursuant to the terms of this provision.

CONFIDENTIALITY                         The terms herein are confidential and will not be disclosed except as otherwise agreed in advance in writing by each of the parties hereto, subject to the parties reporting and disclosure obligations under the '34 Act.

COUNTERPARTS                            This Term Sheet may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Term Sheet may also be executed via facsimile, which shall be deemed an original.

GOVERNING LAW                           This Term Sheet and the related transaction documents and all matters arising directly or indirectly herefrom and therefrom shall be governed by the laws of the State of Delaware on all matters, in each case, without reference to the choice or conflicts of law provisions thereof.

EFFECT OF TERM SHEET                    The parties expressly agree that no binding obligations will be created until Definitive
                                        Documents are executed and delivered by the parties, other than as set forth under the heading "Binding Provisions" (namely, "Exclusivity, "Expenses," "Confidentiality,"
                                        "Counterparts," "Governing Law," and "Effect of this Term Sheet") which are intended to be and shall be legally binding. Subject to the foregoing, it is understood that any of the parties is free to terminate the discussions at any time and for any reason prior to the execution of Definitive Documents.


                                                      [Signature Pages Follow]


Confidential                            18

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


This Term Sheet is hereby accepted and agreed to as of April 9, 2003, by each of the following:



PALISADE CONCENTRATED EQUITY PARTNERSHIP, L.P.

By:  Palisade Concentrated Holdings, LLC, its general partner

By: /s/ Eric J. Bertrand
    -----------------------------
Name: Eric J. Bertrand
Title: Member
Signed on April 9, 2003



THE SIGNING STOCKHOLDERS:

/s/ Rex Licklider
-----------------
Rex Licklider
Signed on April 10, 2003

/s/ David Michael Talla
-----------------------
David Michael Talla
Signed on April 10, 2003



MILLENNIUM PARTNERS LLC

By:  Millennium Partners Management LLC, its manager
         By: Millennium Manager I, Inc., its managing member


         /s/ Philip Lovett
         -----------------
         By: Philip Lovett
         Its:
         Signed on April 9, 2003


MILLENNIUM ENTERTAINMENT PARTNERS L.P.

By:  Millennium Entertainment Associates L.P., its general partner
         By: Millennium Entertainment Corp., its general partner


         /s/ Philip Lovett
         -----------------
         By: Philip Lovett
         Its:
         Signed on April 9, 2003


Confidential                            19

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


MDP VENTURES I LLC

By:  Millennium Development Partners L.P., its managing member
         By: Millennium Development Associates L.P., its general partner
                  By: Millennium Development Corp., its general partner

         /s/ Philip Lovett
         -----------------
         By: Philip Lovett
         Its:
         Signed on April 9, 2003


MDP VENTURES II LLC

By:  Millennium Development Partners II, LLC, its managing member


         /s/ Philip Lovett
         -----------------
         By: Philip Lovett
         Its:
         Signed on April 9, 2003


MILLENNIUM DEVELOPMENT PARTNERS L.P.

By:  Millennium Development Associates LP, its general partner
         By: Millennium Development Associates L.P., its general partner
                  By: Millennium Development Corp., its general partner

         /s/ Philip Lovett
         -----------------
         By: Philip Lovett
         Its:
         Signed on April 9, 2003



KAYNE ANDERSON CAPITAL ADVISORS, LP.

By:      Kayne Anderson Investment Management, Inc, its general partner I

         By: /s/ Robert Sinnott
         ----------------------
         Robert Sinnott
         Managing Director
         Signed on April 10, 2003


Confidential                            20

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


SCHEDULE A

                             SURVIVING STOCKHOLDERS

Kayne Anderson Capital Advisors, LP
Rex Licklider
David Michael Talla
Millennium Partners LLC
Millennium Entertainment Partners L.P.
MDP Ventures I LLC
MDP Ventures II LLC
Millennium Development Partners L.P.

Baron Capital
Townsend Group
Mark Spino
Phil Swain
Nanette Pattee Francini


Confidential                            21

Amended and Restated Term Sheet dated 4/9/03 Between Palisade Capital, Rex Licklider and Certain Other Investors


SCHEDULE B

                           MILLENIUM PARTNERS ENTITIES

For purposes of this Term Sheet, "Millennium Partners" means the following entities, collectively:

                             Millennium Partners LLC
                     Millennium Entertainment Partners L.P.
                               MDP Ventures I LLC
                               MDP Ventures II LLC
                      Millennium Development Partners L.P.


Confidential                            22